  Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase (as defined below), dated April 7, 2017, and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchasers (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchasers.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Security Land & Development Corporation
at
$1.57 Net per Share
by
AB Value Partners, LP and AB Opportunity Fund, LLC

AB Value Partners, LP, a Delaware limited partnership (“ABVP”), and AB Opportunity Fund, LLC, a Delaware limited liability company (“ABOF” and, together with ABVP, “Purchasers”) hereby seek to acquire all of the outstanding shares of common stock, $0.10 par value per share (the “Shares”), in Security Land & Development Corporation, a Georgia corporation (“Security Land & Development”), at a purchase price of $1.57 per Share, in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 7, 2017 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal”), as each may be supplemented or amended from time to time (which together constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON MAY 9, 2017, UNLESS THE OFFER IS EXTENDED.

The Offer is being made without the prior approval of Security Land & Development’s board of directors.
The consummation of the Offer is not conditioned on Purchasers obtaining financing or the tender of a minimum number of Shares. The consummation of the Offer, however, is subject to other conditions described in the Offer to Purchase.

The term “Expiration Date” means 5:00 p.m., New York time, on May 9, 2017, unless and until Purchasers extend the period of time that the Offer is open, in which case the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires. Any extension of the Offer will be followed as promptly as practicable by a public announcement thereof. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

After the expiration of the Offer, Purchasers may, in their sole discretion, but are not obligated to, provide a subsequent offering period of at least three business days to permit additional tenders of Shares. No withdrawal rights apply to Shares tendered in a subsequent offering period, and no withdrawal rights apply during a subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment. Purchasers do not currently intend to provide a subsequent offering period, although Purchasers reserve the right to do so.

For purposes of the Offer, Purchasers shall be deemed to have accepted for payment tendered Shares if and when Purchasers give oral or written notice of their acceptance to the Depositary (as defined in the Offer to Purchase). Payment for Shares accepted for payment pursuant to the Offer will be made only after valid tender of the Shares, such valid tender occurring when (i) the Depositary receives at the address set forth on the back cover of the Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal or agent’s message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal and (b) certificates for the Shares to be tendered or delivery of such Shares pursuant to the procedures for book-entry transfer described in the Offer to Purchase (and a confirmation of such delivery, including an agent’s message if the tendering shareholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described in the Offer to Purchase is complied with.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date of the Offer. Thereafter, such tenders are irrevocable, except that they may be withdrawn after sixty (60) days after the Offer to Purchase, unless such Shares have been accepted for payment as provided in the Offer to Purchase. To withdraw tendered Shares, a written or facsimile transmission notice of withdrawal with respect to such Shares must be timely received by the Depositary at the address set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the Shares have been tendered for the account of an Eligible Institution. If Shares have been delivered pursuant to the procedures for book entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at The Depository Trust Company (“DTC”) to be credited with the withdrawn Shares and otherwise comply with DTC’s procedures.

The receipt of cash by U.S. holders in exchange for Shares pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes. Shareholders should consult their tax advisors about the particular effect the proposed transaction will have on their Shares and the tax consequences to them of participating in the Offer (including the application and effect of any state, local or foreign income and other tax laws).

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and the related Letter of Transmittal and is incorporated herein by reference.

A request is being made to Security Land & Development for the use of its shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information. Shareholders should carefully read both in their entirety before any decision is made with respect to the Offer.

Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address set forth below. Additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and such copies will be furnished promptly at Purchasers’ expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

InvestorCom, Inc.
65 Locust Avenue, Third Floor
New Canaan, Connecticut 06840
Phone (203) 972-9300 or (877) 972-0090

April 7, 2017

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